EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated March 3, 2006, with respect to our audit of the consolidated balance sheet of Ness Energy International, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004, which report is incorporated in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Whitley Penn LLP

Fort Worth, Texas
July 18, 2006